Exhibit 10.10

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

OF

M&N ADVISORY ADVANTAGE CORPORATION

Dated November 23, 2011

i

ARTICLE 10.	COMPANY'S OBLIGATIONS TO PAY FOR SHARES	14
10.1.	Insufficient Surplus	14
10.2.	Default in Certain Payments by Company	15
ARTICLE 11.	VOTING AND OTHER ARRANGEMENTS	15
11.1.	General	15
11.2.	Limited Authority	15
11.3.	Conditional Authority	15
11.4.	Votes in Contravention of the Agreement	15
11.5.	General	15
11.6.	Power of Attorney for Permitted Transfers; Stock Powers	16
ARTICLE 12.	TERMINATION	16
12.1.	Agreement	16
12.2.	Rights of Shareholder	16
ARTICLE 13.	COVENANT NOT TO COMPETE	16
13.1.	Noncompete During Employment and Upon Termination for Cause or Voluntary Termination	16
13.2.	Noncompete Upon Other Termination of Employment	19
13.3.	Miscellaneous	21
ARTICLE 14.	GENERAL CLOSING TERMS AND CONDITIONS	21
14.1.	Closing	21
14.2.	Deliveries at Closing	21
14.3.	Agreement to Take All Necessary Steps	21
14.4.	Endorsement of Pledge Agreement	21
ARTICLE 15.	OTHER PROVISIONS	22
15.1.	Repurchase of Shares Agreement	22
15.2.	Confidentiality	22
15.3.	Return of Documents	22
ARTICLE 16.	RELATED ARRANGEMENTS	22
ARTICLE 17.	AGREEMENT BY THE COMPANY	22
ARTICLE 18.	NOTICES	23
ARTICLE 19.	ARBITRATION	23
ARTICLE 20.	COMPANY REDEMPTIONS	24
20.1.	Redemptions In General	24
20.2.	Additional Sale Rights	25
20.3.	Additional Provisions Related To Redemptions	25
ARTICLE 21.	DEATH OF MANNING	26
ARTICLE 22.	MISCELLANEOUS	26
22.1.	Section Headings	26
22.2.	Waivers and Amendments	26
22.3.	Entire Agreement	27
22.4.	Severability	27
22.5.	Counterparts	27
22.6.	Governing Law	27
22.7.	Successors and Assigns	27
22.8.	Further Assurances	27
22.9.	No Third Party Beneficiaries	27

22.10.	References	28

* * *

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation

Exhibit B	Amended and Restated By-Laws

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT dated as of November 23, 2011, among M&N Advisory Advantage Corporation, (the “Company”) and those Persons who are individuals and whose signatures are attached hereto. Each such individual, other than William Manning (“Manning”), for so long as they own their Shares, is hereinafter referred to as an “Employee” and collectively as the “Employees”. The Employees and Manning for so long as they own Shares are hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder.”

PRELIMINARY STATEMENT

The Shareholders wish to provide for certain restrictions on the transfer of their Shares, grant certain options with respect to the sale of their Shares, provide for the conduct of the business of the Company, and confirm certain other agreements among them.

NOW, THEREFORE, in furtherance of the foregoing, and in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“Affiliate” — MNA, MNAO and MNCC.

“Agreement” — This Amended and Restated Shareholders Agreement.

“Board” — See Section 6.1.1.

“Business Day” — Any day that is not a Saturday or Sunday or a day on which banks located in New York, New York or in Rochester, New York are authorized or required to be closed.

“By-Laws” — The Company’s Amended and Restated By-Laws, substantially in the form of Exhibit B hereto.

“Cause” — See Section 13.1.1.

“CEO” — See Section 6.1.4.

“Certificate of Incorporation” — The Company’s Amended and Restated Certificate of Incorporation, substantially in the form of Exhibit A hereto.

“Code” — See Section 5.1.

“Company” — See the first paragraph of this Agreement.

“Compensation” — See Section 13.1.

“confidential information” — See Section 15.2.1.

“DDR Event” — See Section 8.1.

“DDR Selling Shareholder” — See Section 8.1.

“DDR Shares” — See Section 8.1.

“Distributable Amount” — See Section 6.3.

“Disability” or “Disabled” — See Section 9.2.

“Election” or “Elections” — See Section 5.1.

“Employee” or “Employees” — See the first paragraph of this Agreement.

“Employee-Owner Directors” — See Section 6.1.3.

“Encumbrance” — Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“General Limit” — See Section 20.1.

“Involuntary Sale Shareholder” — See Section 7.1.

“Involuntary Sale Shares” — See Section 7.1.

“Involuntary Termination” — See Section 13.1.

“Manning” — See the first paragraph of this Agreement.

“Manning Director” — See Section 6.1.1.

“Manning Heirs” — See Section 6.1.3.

“Meeting” — See Section 22.2.

“MNA” — MNA Advisors, Inc.

“MNAO” — M&N Alternative Opportunities, Inc.

“MNCC” — Manning & Napier Capital Company, L.L.C.

“Opter” — See Section 13.1.

“Opt-Out Date” — See Section 13.1.

“Outstanding Shares” — The number of shares held of record and beneficially by all Shareholders as of the date hereof as such number may be increased or decreased from time to time pursuant to a stock dividend, stock split, redemption, recapitalization, reorganization or other similar transaction in which each Shareholder’s percentage interest in the Company remains constant.

“Performance Incentive Committee” or “PIC” — See Section 6.4.

“Permitted Transfer” — See Section 2.5.

“Permitted Transferee” — See Section 2.5.

“Person” — Any individual, corporation, partnership, joint stock company, joint venture, estate, trust, unincorporated association, government or any political subdivision thereof or other entity.

“Personal Representative” — See Section 9.3.

“Prospect” — See Section 13.1.

“Quarter” — A three-month period ending on the last Business Day of each April, July, October and January.

“Related Shareholders Agreements” — See Section 2.2.

“Shareholder” or “Shareholders” — See the first paragraph of this Agreement.

“Shares” — The issued and Outstanding Shares of the Company on any particular date.

“Termination” — See Section 13.2.

“Termination Event” — See Section 13.1.

“TRA Agreement” — shall mean the tax receivable agreement, by and between Manning & Napier, Inc. and the M&N Group Holdings, LLC, to be entered into in connection with the initial public offering of Manning & Napier, Inc.

“Transfer” — Any direct or indirect sale, exchange, assignment, bequest, gift, the creation of any Encumbrance, and any other transfer or other disposition of any kind, whether voluntary or involuntary, affecting title to or possession of any Shares.

“Unvested Performance Shares” — See Section 9.1.3.

“Unvested Shares” — Shall mean the Unvested Performance Shares and the Unvested Time Shares.

“Unvested Time Shares” — See Section 9.1.2.

“Vested Shares” — See Section 9.1.

“Voluntarily Terminate” — See Section 13.1.

“vote” — Any right or opportunity to vote for, consent to or otherwise approve or disapprove any matter, whether such right or opportunity is derived from applicable law or otherwise.

ARTICLE 2. RESTRICTION ON TRANSFER OF SHARES

2.1. General. No Shareholder may Transfer any Shares except as permitted by, and in accordance with the terms of, this Agreement.

2.2. Related Shareholders Agreements. The Shareholders are parties to other agreements listed on Schedule A attached hereto (such agreements are collectively referred to as the “Related Shareholders Agreements”). The Related Shareholders Agreements contain provisions similar to those contained in this Agreement, including without limitation, provisions granting purchase and sale options with respect to the shares of common stock or interests owned by the Shareholders in such other entities. The Shareholders agree that in the event a purchase or sale of shares or interests is to occur pursuant to a provision of a Related Shareholders Agreement, the Shareholders or the Company, as the case may be, shall simultaneously purchase or sell shares pursuant to the provision(s) of this Agreement most similar to the applicable provision(s) of such Related Shareholders Agreement.

2.3. Registration of Transfer by Company. The Company will not cause or permit the registration of Transfer of any Shares to be made on its books unless the Transfer is permitted by, and has been made in accordance with the terms of, this Agreement.

2.4. Effect of Non-Complying Transfers. Any purported Transfer in violation of this Agreement will be null and void and of no legal effect, and no purported transferee of such a Transfer will be a shareholder of the Company.

2.5. Definition of “Permitted Transfer” and “Permitted Transferee”. Any Transfer permitted by, and made in accordance with the terms of, this Agreement is referred to as a “Permitted Transfer”. Any Person to which Shares may be transferred pursuant to a Permitted Transfer is referred to as a “Permitted Transferee”. Any Permitted Transferee will be deemed to be a “Shareholder” for the purposes of this Agreement, effective as of the date of the Permitted Transfer.

ARTICLE 3. CERTAIN PERMITTED TRANSFERS OF SHARES

3.1. Generally. Each Shareholder may Transfer any of his Shares with the express written consent of (a) for so long as Manning is a Shareholder, (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof, whether such Shares are still owned by Manning) and (ii) Manning and (b) if Manning is no longer a Shareholder, (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof) and (ii) those

Persons owning more than 50% of the Outstanding Shares owned by Manning as of the date hereof, and any such Transfer may be made without complying with the other provisions of this Agreement. Manning may Transfer his Shares without restriction. Notwithstanding any other provision of this Agreement a Shareholder may Transfer Shares pursuant to and in accordance with any specific provision of this Agreement (including, without limitation, Transfers pursuant to Article 20) providing for such Transfer (without regard to any restrictions contained in the Agreement) and Shares may be Transferred pursuant to any pledge agreement authorized under this Agreement.

ARTICLE 4. CONDITIONS TO ALL TRANSFERS

4.1. Party to this Agreement. Prior to any Transfer, each proposed transferee of Shares must agree to be bound by this Agreement by delivering a duly executed counterpart of this Agreement to the Company and each other remaining Shareholder and by executing and delivering such other documents as may be reasonably recommended by counsel for the Company.

4.2. Maintenance of S Corporation Status. No Transfer may be made in violation of Article 5.

4.3. Compliance with Applicable Laws. No Shareholder may Transfer any Shares in violation of the federal securities laws of the United States or of any state thereof or in violation of any other applicable law. As a condition to registration of any Transfer on the Company’s books, the Company may require a Shareholder to furnish to the Company an opinion of counsel reasonably acceptable to the Company as to compliance with the foregoing.

4.4. Legend. All certificates representing Shares will bear the following legend:

“The shares represented by this certificate (the “Shares”) have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold or transferred unless a registration statement under the Act is in effect or an exemption from such registration is available. The Shares are also subject to an Amended and Restated Shareholders Agreement dated as of November 23, 2011 (the “Agreement”) , which contains provisions affecting the rights and obligations of the holder of the Shares and restrictions upon the transfer of the Shares. Any transfer of the Shares in violation of that Agreement is null and void. A copy of the Agreement is on file at the principal offices of the company. In addition, the powers of the board of directors of this company were restricted as set forth in the company’s certificate of incorporation.”

ARTICLE 5. COMPANY’S SUBCHAPTER S ELECTION

5.1. General. The Company and the Shareholders have elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended (the “Code”), and have made a corresponding election under Section 660 of the New York Tax Law to be taxed as a New York S corporation (collectively, the “Elections” and individually an “Election”). Subject to Section 5.4, the Company and each Shareholder agree to timely execute and deliver all documents and take all actions required to continue and maintain the Elections and to timely file all tax returns consistent therewith.

5.2. Shareholders’ Acts. Notwithstanding any other provision of this Agreement to the contrary, at all times while an Election is effective, no Shareholder (other than Manning) may Transfer any of his Shares if such Transfer would cause the Company or the Shareholders to cease to meet the requirements then applicable for maintaining such Election.

5.3. Company’s Acts. At all times while the Elections are effective, the Company will take no action if such action would cause the Company or the Shareholders to cease to meet the requirements then applicable for maintaining the Elections.

5.4. Revocation and Termination. Upon the written consent of the holders of a majority of the outstanding Shares, the parties will take such steps as are necessary to revoke the Elections. The provisions of this Article 5 will terminate and be of no further force or effect from and after the date that the Elections are no longer effective under the Code and the New York Tax Law.

ARTICLE 6. CORPORATE GOVERNANCE

6.1. Board of Directors and Other Matters.

6.1.1 The Shareholders shall vote their Shares, and shall otherwise use their best efforts, to:

(a) establish and maintain a board of directors of the Company (the “Board”) consisting of at least three, but not greater than six, directors. At least 50 percent of the Board shall consist of Persons designated by Manning (each Person so designated is referred to as a “Manning Director”);

(b) remove any Manning Director if requested by Manning with or without cause; and

(c) cause any vacancy on the Board created by the death, resignation, incapacity or removal of a Manning Director to be filled by a replacement director designated by Manning.

6.1.2 In the event that Manning wishes to designate an Employee to be a director, the Shareholders and the Company shall use their best efforts to obtain any consents or other approvals required prior to such individual(s) becoming directors.

6.1.3 In the event that Manning becomes disabled or is otherwise unable or declines to serve as a director, is unable to designate his allotted designees to the Board, the Shareholders shall elect replacement directors in accordance with the Certificate of Incorporation and By-Laws of the Company.

Notwithstanding any other provision of this Agreement, in the event of the death of Manning (but only for so long as his heirs are shareholders of the Company), the Shareholders shall vote their shares and shall otherwise use their best efforts to:

(a) elect two directors designated by a majority in interest of the heirs or assigns of Manning (the “Manning Heirs”) as a Manning Director;

(b) remove any Manning Director if requested by a majority in interest of the Manning Heirs, with or without cause; and

(c) cause any vacancy on the Board caused by the death, resignation, incapacity or removal of a Manning Director to be filled by a replacement director designated by a majority in interest of the Manning Heirs.

(d) elect four directors who are the individuals who at such time are employees of Manning & Napier Group, LLC (or its subsidiaries) and hold the largest direct and indirect ownership interests in Manning & Napier Group, LLC (the “Employee-Owner Directors”); provided, however, in the event the fourth largest direct and indirect ownership interest in Manning & Napier Group, LLC is held by more than one individual, then the individual holding the most senior executive title shall be appointed as an Employee-Owner Director; provided, if such individuals hold identical or equal titles, then the individual with the highest total compensation shall be appointed as an Employee-Owner Director; provided further, if such individuals hold identical or equal titles and earn identical total compensation, then a majority of the remaining Board shall determine which of such individual shall be elected as an Employee-Owner Director.

(e) remove any Employee-Owner Director (i) if such Director has committed willful misconduct or gross negligence in a manner that materially impairs the Company’s financial condition or prospects, (ii) if such Director has continually refused or intentionally failed to perform his or her duties and obligations in some material respect after reasonable written notice (and reasonable time to cure) of any such refusal or failure to perform such duties or obligations, (iii) if such Director has been convicted of a felony or crime involving moral turpitude, (iv) if such Director has breached a material obligation under this Agreement, (v) if such Employee-Owner Director is no longer an employee of the Company; or (vi) if such Employee-Owner Director does not hold one of the four largest direct and indirect ownership interests in Manning & Napier Group, LLC.

(f) cause any vacancy created by the death, disability, retirement, resignation or anything described in (e) above, of an Employee-Owner Director to be filled by an individual then employed by Manning & Napier Group, LLC and holding one of the four largest direct and indirect ownership interests in Manning & Napier Group, LLC.

6.1.4 The Shareholders shall cause the Certificate of Incorporation to provide that:

(a) Except as provided for in this Agreement no changes in the capital structure of the Company including, but not limited to, any increase or decrease in the authorized capital stock, or any issuance (including of treasury shares), redemption, purchase, retirement, conversion or exchange of shares of capital stock or grant of options shall be made without the (a) for so long as Manning is a Shareholder, a written consent signed by (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof, whether such Shares are still owned by Manning) and (ii) Manning and (b) if Manning is no longer a Shareholder, a written consent signed (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof) and (ii) those Persons owning more than 50% of the Outstanding Shares owned by Manning as of the date hereof.

(b) All decisions regarding the management of the business of the Company other than those requiring the specific approval of the (x) Board as specified in (i) Section 6.1.6, (ii) other Sections of this Agreement or (iii) the Certificate of Incorporation, and/or (y) other committees established pursuant to this Agreement, shall require the approval only of the Chief Executive Officer (the “CEO”). The CEO’s functions will include the (i) review and approval of annual (or other periodic) business, strategic and action plans, budgets, resource allocations and acquisition proposals, and (ii) recommendation to the Board of appointment of the officers for the Company.

(c) All decisions to require Shareholders to make additional capital contributions must be approved by (a) for so long as Manning is a Shareholder, (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof, whether such Shares are still owned by Manning) and (ii) Manning and (b) if Manning is no longer a Shareholder, (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof) and (ii) those Persons owning more than 50% of the Outstanding Shares owned by Manning as of the date hereof.

6.1.5 Board Powers. The Shareholders shall cause the Certificate of Incorporation to provide that notwithstanding any other provisions of this Agreement any decisions regarding the following matters shall be made by the Board:

(a) any commitment of funds in excess of $10,000,000 on a cumulative non-discounted basis for any fiscal year or portion thereof;

(b) distribution of any property (other than taxable income which is governed by Section 6.3 of this Agreement and proceeds received pursuant to Article 20) to the Shareholders;

(c) adoption or change of the delegation of authority or fiscal procedures of the Company other than as provided in this Agreement;

(d) adoption of a general regulatory strategy or any substantial change therein;

(e) Appointment of the officers of the Company.

(f) creation, incurrence or assumption of any indebtedness for borrowed money in excess of $10,000,000;

(g) sale, transfer, assignment, conveyance, lease, or other disposal of, any material portion of the assets of the Company (other then pursuant to Article 20), or any interest or estate in such material portion;

(h) approval of any independent public accountant for the Company;

(i) authorization of loans of money by the Company to any Shareholder in any amount or any other loan in excess of $1,000,000;

(j) donation of money or property in excess of amounts approved by the CEO;

(k) entering into or renewal of any collective bargaining agreement or amendment thereto;

(l) entering into any lease not necessary for the operations of the business; and

(m) making any other decision or taking any other action specified in this Agreement as one to be made or taken by the Board.

6.1.6 M&N Group Holdings, LLC Operating Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not act to amend the amended and restated operating agreement of M&N Group Holdings, LLC without a written consent signed by (a) for so long as Manning is a Shareholder, (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof, whether such Shares are still owned by Manning) and (ii) Manning and (b) if Manning is no longer a Shareholder, (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof) and (ii) those Persons owning more than 50% of the Outstanding Shares owned by Manning as of the date hereof.

6.2. Officers. The Board shall appoint (i) a Chief Executive Officer, (ii) a President and (iii) an Executive Vice President.

6.3. Distributions and Allocations. Company distributions to Shareholders in respect of their Shares are intended to be made no less frequently than quarterly. The aggregate amount to be distributed in any Quarter (the “Distributable Amount”) will be an amount equal to the Company’s cash flow (excluding cash received pursuant to Article 20 which shall be used to redeem Shareholders and cash needed for purposes of Article 7) for the three month period ending on the last Business Day of the month preceding the last month of such Quarter as reduced by any amounts which are necessary or appropriate for the Company to retain taking into account the Company’s intended business purpose of being a holding company for its interest in M&N Group Holdings, LLC. On or prior to the fifteenth Business Day of the last month of each Quarter, the CEO will provide a recommendation of the Distributable Amount to the Company. The Board shall cause the Company to immediately adopt CEO’s recommendation of the Distributable Amount unless the Board determines that such recommendation contains a clear error or would result in a contravention of applicable law. On or prior to the last Business Day of each Quarter, the Company shall distribute the Distributable Amount to its Shareholders. The Company shall attempt (to the extent such action is not burdensome on or inconvenient to the Company or any Shareholder, or adversely affect any Election) to make interim distributions to the Shareholders in proportion to their share ownership in an amount equal to the Shareholders’ estimated income tax liability resulting from their ownership of the Shares.

(b) Upon a sale of Shares by any Shareholder such Shareholder shall receive with respect to such Shares a pro rata allocation of the Company’s taxable income or loss for the year of sale based on the number of days such Shares have been held over 365.

(c) Upon a sale or redemption of Shares by any Shareholder, the Company shall prior to April 15 of the year following such sale distribute to such Shareholder the Shareholder’s allocable pro rata amount of any distributions made by the Company with respect to the period during which the Shareholder owned the Shares (to the extent not previously distributed to such Shareholder).

6.4. Performance Incentive Committee.

6.4.1 There shall be established PIC which shall comprise five members for each Shareholder (other than Manning). Manning, Cunningham and Auspitz shall be the “permanent members” of the PIC; provided, however, that Manning may replace Cunningham or Auspitz in his sole discretion; further provided, however, should Manning not desire or be able to serve on the PIC, then the “permanent members” shall select his replacement. Manning along with one of the two other permanent members (or the two “permanent members,” if Manning is no longer a member of the PIC) shall select the remaining two individuals who shall comprise the PIC for each Shareholder (other than Manning). Each member of the PIC shall have one vote and any action by the PIC shall require the affirmative vote of at least three (3) of its members.

6.4.2 The purpose of the PIC shall be to determine if a Shareholder has met his or her performance criteria for the calendar years 2012, 2013 and 2014 and therefore the Shareholder is eligible to vest as to one-third (1/3) of the Shareholder’s Unvested Performance Shares. In addition, should a Shareholder be determined by the PIC not to have met his or her performance criteria in either 2012 or 2013 then the PIC shall have the discretion at the end of 2013 or 2014 (as applicable) to determine that such Shareholder should vest with respect to some or all of such previously Unvested Performance Shares.

6.4.3 The process of the PIC shall be as follows:

(a) Prior to each calendar year for which a Shareholder is subject to evaluation by the PIC,

(i) Prior to November 30 the supervisor or area manager of the Shareholder shall propose criteria related to the performance expectations of such Shareholder to the PIC.

(ii) Prior to December 20 the PIC shall review the proposed criteria, modify the criteria as it deems appropriate and approves the final criteria for such Shareholder.

(iii) Prior to December 31 the final criteria shall be distributed to the Shareholder and his or her supervisor.

(b) After the calendar year for which a Shareholder is subject to evaluation by the PIC,

(i) Prior to January 15 the Shareholder’s supervisor shall submit to the PIC an evaluation of the Shareholder’s performance (as it pertains to the final criteria established by the PIC) and a recommendation as to whether the Shareholder has met such criteria.

(ii) Prior to February 15 the PIC shall vote on the supervisors recommendation with a majority of the PIC (3 votes) needed to approve or reject. If the PIC rejects the supervisor’s recommendation then the PIC shall, by majority vote, adopt its own recommendation. The supervisors recommendation and the votes of the individual members of the PIC shall be available for review by the affected Shareholder.

(iii) Prior to February 21 the Shareholder and his or her supervisor shall be informed of the PIC’s decision. If the PIC does not notify the Shareholder (taking into account (c) below) of its decision in a timely manner, then it will be assumed that the PIC has approved the vesting of such Shareholder’s Unvested Performance Shares that were subject to vesting for such calendar year.

(c) Notwithstanding any of the dates listed in (i) and (ii) above the PIC and the supervisor shall be afforded delays of up to two weeks and more time for circumstances beyond their control.

6.4.4 Notwithstanding any provision of this Agreement to the contrary, if the PIC determines in its review of the 2014 performance of the Shareholders that certain Shares shall remain Unvested Performance Shares, then such Shares are subject to purchase by a designee of the Company pursuant to Article 8 below. Before authorizing such purchase the PIC shall determine who (which may not be the Company) shall be entitled to purchase such Shares; provided, however, no member of that Shareholder’s PIC may be so designated.

6.5. Interested Shareholders. The Company shall not obtain debt financing in excess of $500,000 from any Shareholder or any Person related to or affiliated with a Shareholder without the prior written consent of all Shareholders.

ARTICLE 7. COMPANY OPTION TO PURCHASE SHARES UNDER CERTAIN CIRCUMSTANCES

7.1. Company Option. In the event that (i) voluntary proceedings by, or involuntary proceedings against, any Employee are commenced under any provisions of any federal or state law relating to bankruptcy or insolvency, (ii) the Shares of any Employee are attached or garnished, (iii) any judgment is obtained in any action or proceeding against an Employee and the sale of such Employee’s Shares is contemplated under legal process as a result of such judgment, (iv) any execution or other legal process is issued against any Employee or against such Employee’s Shares, (v) any other form of legal proceedings or process is commenced by which the Shares of an Employee may be Transferred, the Company (or its designee) will have the right, exercisable upon written notice given to such Employee (the “Involuntary Sale Shareholder”), to purchase all but not less than all of the Involuntary Sale Shareholder’s Shares (the “Involuntary Sale Shares”). The closing of the purchase and sale of the Involuntary Sale Shares will occur in accordance with Article 14. At such closing, the Involuntary Sale Shareholder shall execute and deliver such instruments as may be reasonably necessary to effectuate such sale. The Company (or its designee; provided, however, if the payment obligations under the agreement whereby the Employee purchased such Shares have not been fully satisfied then the Company can not assign its rights to a designee) will pay the purchase price set forth in Section 7.2 to the Involuntary Sale Shareholder upon the payment terms set forth in Section 7.3.

7.2. Purchase Price. The purchase price for the Involuntary Sale Shares which are Unvested Shares will be the lesser of (i) the cost for such shares and (ii) the fair market value of such shares, as determined in the sole discretion of the Board. The purchase price for the Involuntary Sale Shares which are Vested Shares will be the fair market value of such shares, as determined in the sole discretion of the Board.

7.3. Terms of Payment. (a) The purchaser(s) will pay the purchase price for the Involuntary Sale Shares which are Unvested Shares to the Involuntary Sale Shareholder, at purchaser’s option (i) in cash at the Closing or (ii) over 12 payments, on each of the next 12 Payment Dates (as defined below), beginning on the next Payment Date after the closing of the sale. In addition, if purchaser elects to pay based on (ii) above, each such payment will include an amount of interest equal to the Stated Rate (prorated for the time the unpaid purchase amount remains unpaid) on the unpaid purchase price; and (b) the purchaser will pay the purchase price for the Involuntary Sale Shares which are Vested Shares by making 12 payments, on each of the next 12 Payment Dates, beginning on the next Payment Date after the closing of the sale. For purposes of this Agreement the term Payment Date shall mean the last Business Day of each April, July, October and January. For purposes of this Agreement the term Stated Rate shall mean the sum of (a) the Federal Reserve/Citibase prime rate quoted by Bloomberg L.P. at 11 a.m. (New York City time) on the immediately preceding Payment Date plus (b) two percent (2%).

7.4. Closing. The closing with respect to any purchase and sale of Shares pursuant to this Article 7 shall be held in accordance with Article 14.

ARTICLE 8. COMPANY OPTION TO PURCHASE UNVESTED SHARES

OWNED BY AN EMPLOYEE UPON CERTAIN EVENTS

8.1. Company Purchase Option. In compliance with Section 6.4.4, a designee of the Company shall have the option to purchase all or a portion of the Unvested Shares (the “DDR Shares”) owned by each Employee (each a “DDR Selling Shareholder”) (a) on or after February 21, 2015 or (b) earlier, on the date the DDR Selling Shareholder’s employment is terminated for any reason other than death or Disability. The Company may exercise its option with respect to the DDR Shares by written notice given to the DDR Selling Shareholder or to his Personal Representative. The Company’s designee will pay the purchase price set forth in Section 8.2 to the DDR Selling Shareholder or to his Personal Representative upon the payment terms set forth in Section 8.3.

8.2. Purchase Price. The purchase price for the DDR Shares will be the lesser of (i) the cost for such shares and (ii) the fair market value of such shares, as determined in the sole discretion of the Board.

8.3. Terms of Payment. The purchaser(s) will pay the purchase price for the DDR Shares to the DDR Selling Shareholder, at purchaser’s option (i) in cash at the Closing or (ii) over 12 payments, on each of the next 12 Payment Dates, beginning on the next Payment Date after the closing of the sale. In addition, if purchaser elects to pay based on (ii) above, each such payment will include an amount of interest equal to the Stated Rate (prorated for the time the unpaid purchase amount remains unpaid) on the unpaid purchase price. Any sale contemplated by this Section 8.3 shall be pursuant to a purchase agreement reasonably satisfactory to the parties. If the purchase agreement provides for payment over 12 payments, such agreement shall contain language pursuant to which the purchaser shall pledge the Shares he or she purchases as security for the purchaser’s payment obligations under the purchase agreement.

8.4. The Closing. The closing with respect to any purchase and sale of Shares pursuant to this Article 8 shall be in accordance with Article 14.

ARTICLE 9. CERTAIN DEFINITIONS

9.1. Vested and Unvested Shares. The term “Vested Shares” means Shares owned by the Employees which are vested pursuant to Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.4. The term “Unvested Shares” means Shares owned by the Employees which are not Vested Shares.

9.1.1 A percentage of the Shares of each Employee shall be Vested Shares upon execution of this Agreement. The percentage that shall vest shall equal the percentage that equals fifteen (15) multiplied by a fraction the numerator of which is one hundred (100) and the denominator of which is one hundred less the sum of Manning & Napier Associates, LLC’s, Manning’s and Richard Goldberg’s initial percentage interest in M&N Group Holdings, LLC. For example, if Manning & Napier Associates, LLC’s, Manning’s and Richard Goldberg’s combined initial percentage interest in M&N Group Holdings, LLC is 10%, then the percentage of each Employee’s Shares that shall vest upon the execution of this Agreement shall be 15 x 100/90 = 16.6666666666%.

9.1.2 A percentage of each Employee’s Unvested Shares (the “Unvested Time Shares”) shall vest on each of December 31, 2012, December 31, 2013 and December 31, 2014 provided such Employee is employed on such date by Manning & Napier Group, LLC (or any of its subsidiaries). The percentage that shall vest shall equal the percentage that equals five (5) multiplied by a fraction the numerator of which is one hundred (100) and the denominator of which is one hundred less the sum of Manning & Napier Associates, LLC’s, Manning’s and Richard Goldberg’s initial percentage interest in M&N Group Holdings, LLC. For example, if Manning & Napier Associates, LLC’s, Manning’s and Richard Goldberg’s combined initial percentage interest in M&N Group Holdings, LLC is 10% then the percentage of each Employee’s Shares that shall vest upon December 31, 2012, December 31, 2013 and December 31, 2014 shall be 5 x 100/90 = 5.55555555555%.

9.1.3 Any Unvested Shares not vested under Section 9.1.1 or subject to vesting under 9.1.2 (the “Unvested Performance Shares”) shall vest or remain Unvested Shares pursuant to Section 6.4 above.

9.1.4 Notwithstanding any other provision of this Agreement to the contrary, in the event of the death of any Shareholder all Shares owned by such Shareholder shall immediately become Vested Shares.

9.2. Disability or Disabled. The terms “Disability” and “Disabled” mean such physical or mental disability or incapacity of an individual as, in the sole opinion of the Board, prevents such individual from discharging his normal service obligations to the Company for an aggregate period of 90 Business Days during any 365-day period. The date of Disability will be the date on which the Board makes the determination set forth in the preceding sentence.

9.3. Personal Representative. The term “Personal Representative” means the executor or administrator of the estate of a deceased Shareholder, the guardian or other legal representative of a Disabled Shareholder and any other personal or legal representative (by operation of law or otherwise), as the case may be, of a Shareholder. The Personal Representative of any Shareholder will give the Company prompt notice of his appointment, stating the address at which notices under this Agreement may be given to him.

ARTICLE 10. COMPANY’S OBLIGATIONS TO PAY FOR SHARES

10.1. Insufficient Surplus. If at the time the Company is required to make any payment for any Shares to be purchased by it under this Agreement and the Company’s surplus is legally insufficient for that purpose, the entire available surplus of the Company shall be applied to the payment, and the Company and the Shareholders shall promptly take all action which may be permitted by law to increase the capital of the Company or revalue its assets so as to increase its surplus to the extent necessary to permit the payment to be made in full; provided, however, no Shareholder shall be required to make any capital contribution due to the provisions of this Section 10.1 (unless otherwise required by the Board).

10.2. Default in Certain Payments by Company. If the Company defaults in making any payment with respect to its purchase of Shares of any Shareholder, whether at any closing specified herein or under any promissory note issued hereunder, and such default is not in dispute and continues for 90 Business Days after notice thereof, the Shareholders shall cause the Company to be dissolved and liquidated, and distribution of the assets promptly made.

ARTICLE 11. VOTING AND OTHER ARRANGEMENTS

11.1. General. In consideration of the mutual agreements contained in this Agreement each Shareholder hereby irrevocably makes, constitutes and appoints each other Shareholder as his true and lawful agent, attorney-in-fact and proxy with respect to his Shares for a period coterminous with this Agreement to cause the Shares registered in such Shareholder’s name and any Shares with respect to which he has the power to vote to be voted in accordance with this Agreement at any and all meetings of the Shareholders or in any written consent in lieu thereof.

11.2. Limited Authority. The authority granted to the Shareholders pursuant to this Article 11 is limited. No Shareholder shall have the authority to vote the Shares of another Shareholder (i) with respect to any matter other than those matters contained in this Agreement and (ii) other than in the manner provided herein.

11.3. Conditional Authority. The authority granted to the Shareholders in this Article 11 is conditioned upon the failure of a Shareholder to vote his Shares in accordance with this Agreement. The proxy and the authority hereby conferred shall be irrevocable and shall be considered to be coupled with an interest.

11.4. Votes in Contravention of the Agreement. Any vote cast in contravention of the terms and provisions of this Agreement by any of the parties hereto shall be of no force or effect.

11.5. General. Each of the Shareholders hereby irrevocably constitutes and appoints each other Shareholder (including any successor to such Shareholder), as the case may be, the true and lawful attorney of such Shareholder, from time to time, to execute, acknowledge, swear to and file any of the following:

11.5.1 Any certificate, schedule or other instrument which may be required to be filed by the Company under the laws of the United States, any state or political subdivision thereof, or of any foreign nation or political subdivisions thereof, including, without limitation, any filing required to be made by the Company under the securities or antitrust laws of any such jurisdiction; and each Shareholder agrees to provide each other Shareholder with such information as may be necessary to enable any such filing to be made;

11.5.2 Any instrument, certificate or other document necessary and appropriate for carrying out the obligations of each such Shareholder set forth in Articles 7, and 8 (including without limitation the sale by any Shareholder of his or her interest in the Company pursuant to Articles 7 and 8); and

11.5.3 All documents which may be required to effectuate the dissolution, liquidation and termination of the Company.

It is expressly acknowledged by each Shareholder that the foregoing power of attorney is coupled with an interest and is irrevocable.

11.6. Power of Attorney for Permitted Transfers; Stock Powers. A certificate representing such Shareholder’s Shares in the Company has been issued to each such Shareholder upon his purchase of such Shares and such Certificate simultaneously with the execution of this Agreement shall be delivered by each such Shareholder to the Company along with a stock power signed by that Shareholder in blank.

Upon an event which would allow the Company to require a Shareholder to sell either all or a portion of his or her interest in the Company pursuant to, without limitation, Articles 7 and 8 of this Agreement, each of the Shareholders hereby irrevocably authorizes each of the other Shareholders, as his or her lawful attorney-in-fact, to complete his or her executed stock power(s) (whether held by the Company and/or the pledgee) and deliver his or her Shares certificate accompanied by the completed stock power(s) to a Permitted Transferee at the time of the closing of a Permitted Transfer under this Agreement.

It is expressly acknowledged by each Shareholder that the foregoing power of attorney is coupled with an interest and is irrevocable.

ARTICLE 12. TERMINATION

12.1. Agreement. This Agreement shall terminate upon the occurrence of any of the following events: (i) bankruptcy, receivership, liquidation and/or dissolution of the Company, (ii) the acquisition of all of the Shares by a single Person, (iii) the completion of any sale of Shares, merger, consolidation or corporate reorganization in which each of the Shareholders agrees to the sale or exchange of his Shares in a manner so that a third party becomes the owner of more than 50 percent of the Shares, or (iv) December 31, 2050; provided, however, the provisions of Article 4, 13, 15 and 20.3 shall survive the termination of this Agreement.

12.2. Rights of Shareholder. This Agreement shall terminate with respect to any Shareholder, and he shall have no further rights or obligations hereunder, except those contained in Articles 4, 13 and 15 which expressly survive the sale, immediately upon his disposition of all of his Shares, provided that such disposition was completed in compliance with this Agreement.

ARTICLE 13. COVENANT NOT TO COMPETE

13.1. Noncompete During Employment and Upon Termination for Cause or Voluntary Termination. In the event that a Shareholder Voluntarily Terminates (as defined below) his employment with the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or such Shareholder’s employment is terminated by the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) for “Cause” (a “Termination Event”) then such Shareholder agrees with each other Shareholder and with the Company that after ceasing to be an employee of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)), he will not, directly or indirectly, (i) for a period of two years engage in or become interested in, as owner, shareholder, partner, lender, investor, director, officer, employee, consultant, agent, representative or otherwise, any Person engaged in any business competitive with that of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates; provided, however, that for purposes of this subsection (i) if such Shareholder is an Opter (as defined below) as of an Opt-Out Date (as defined below) then the provisions contained in this subsection (i) shall not apply. For purposes of this Agreement the term “Opter” shall mean (1) with respect to individuals who become Employees after December 31, 2001, any Employee whose average annualized Compensation (as defined below), while an Employee, is less than $300,000 (such amount shall be adjusted annually, beginning in 2003, by multiplying such amount (as previously adjusted) by the Gross Domestic Product Implicit Price Deflator (for such year) as published by the Bureau of Economic Analysis) tested over the 24 month period immediately preceding the Opt-Out Date (or shorter period if the individual was not an Employee for at least 24 months); provided, however, any Employee who receives (has received or is to receive) more than $1,000,000, in the aggregate, (including the fair market value of any property received in the transaction) in exchange for his or her ownership interest in the Company shall no longer qualify as an Opter (regardless of his or her Compensation) and (2) with respect to individuals who became Employees before January 1, 2002, any Employee whose average annualized Compensation (as defined below), while an Employee, is less than $300,000 (such amount shall be adjusted annually, beginning in 2003, by multiplying such amount (as previously adjusted) by the Gross Domestic Product Implicit Price Deflator (for such year) as published by the Bureau of Economic Analysis) tested over the 24 month period immediately preceding the Opt-Out Date; provided, however, any Employee who receives (has received or is to receive) more than $1,000,000, in the aggregate, (including the fair market value of any property received in the transaction) in exchange for his or her ownership interest in the Company shall no longer qualify as an Opter (regardless of his or her Compensation). For purposes of this Agreement the term “Compensation” shall mean the sum of (a) the Employee’s wages from the Company or Manning & Napier Group, LLC (or its subsidiaries) (including any bonus or incentive payments of any kind, all as reflected on the Employee’s W-2 form or otherwise), (b) the Employee’s taxable income realized as a result of being a Shareholder (or Member) of the Company or Manning & Napier Group, LLC (or its subsidiaries) (as reflected on the form K-1 or 1099 received by the Employee with respect to each of the Company or Manning & Napier Group, LLC (or its subsidiaries)). The following illustrates the concept of an Opter: (x) with respect to an Employee who has been an Employee for greater than 24 months, if such Employee’s employment with the Company or Manning & Napier Group, LLC (or its subsidiaries) ceases and during the 24 month period immediately preceding such Employee’s termination of employment such Employee’s average annual Compensation (during such 24 month period) is less than $300,000, the Employee at that time qualifies as an Opter (thus, for example, if an Employee, who has been an Employee for at least 24 months, resigns as of July 15, 2005, then the Employee’s aggregate Compensation between July 15, 2003 and July 14, 2005 is taken into account in determining whether the Employee qualifies as an Opter), and (y) with respect to an Employee who has not been an Employee for 24 months the Employee’s Compensation will be annualized based on the period that the individual was an Employee in order to determine whether the Employee’s average annual Compensation exceeds $300,000. Thus if the Employee’s Compensation, while an Employee for three months, is $75,000 or less for such three month period the Employee will at that time qualify as an Opter. If after six months as an Employee, the Employee’s Compensation exceeds $150,000 during such six month period, the Employee will no longer qualify as an Opter. For purposes of this Agreement the term “Opt-Out Date” shall mean the last date of employment of any Employee, (ii) for a period of three years (four years if the Termination Event occurs after five years of such person becoming a Shareholder and five years if the Termination Event occurs after ten years of such person becoming a Shareholder) solicit, on behalf of himself or any Person, any Person that is as of the Termination Event, or has been within one year prior to the Termination Event, a client of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates to become an investment advisory, brokerage or similar client of the Shareholder or any other Person; (iii) for a period of five years solicit any Person who is as of the Termination Event, or has been within one year prior to the Termination Event, an employee of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates to become an employee of or consultant to the Shareholder or any other Person; or (iv) for a period of two years (three years if the Termination Event is after five years of such person becoming a Shareholder and five years if the Termination Event is after ten years of such person becoming a Shareholder), solicit any Person who is a “Prospect” of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates, to become an investment advisory, brokerage or similar client of the Shareholder or any other Person. For purposes of this Article 13, the term “Prospect” shall mean any Person (i) who is on the monthly marketing group meeting list of prospects issued during the twelve months prior to the Termination Event, (ii) who is on the monthly, quarterly or semiannual list of prospects submitted to the products group manager (or person fulfilling such function) issued in the twelve months prior to the Termination Event, (iii) who is on the semiannual forecast list of prospects that each sales representative or client consultant submits to the national sales manager (or person fulfilling such function) issued in the twelve months prior to the Termination Event or (iv) who has met with sales or marketing personnel (i.e., sales representatives, product management or sales support personnel) more than two times in the six months prior to the Termination Event regarding the services provided by the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) and its related entities. The provisions of this Section 13.1 shall also be applicable to any Shareholder while such Person is a Shareholder and Employee of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) without regard to the 2 year, 3 year and 5 year time periods referred to herein.

For purposes of this Article 13, “Voluntarily Terminate” shall mean any employee who resigns from the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)); provided, however, an employee shall not be deemed to “Voluntarily Terminate” his employment with the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) if (x) such employee terminates his employment with the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) within 4 months after the end of a calendar year in which such employee’s total compensation decreases by more than 20 percent from his compensation for the prior calendar year and if such reduction is solely as a result of sales management decisions by the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) taken without such employee’s consent and not of general application to all employees of a particular department or category (for example, reassignment of an employee’s client to another sales representative and that are not a consequence of a client’s written or oral request or (y) such employee is terminated as a result of a Disability and after such employee no longer suffers such Disability offers his services to the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) and the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) refuses to employ such employee at a job of similar title and salary ((x) and (y) above referred to as “Involuntary Termination”).

13.1.1 Cause. Cause shall mean conduct by the Employee which involves fraud, moral turpitude, willful misconduct, bad faith or commission of a crime that is classified as a felony under New York law and in the reasonable opinion of the Board is injurious to the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)).

13.1.2 Permitted Activities. A Shareholder shall not be deemed to have breached Section 13.1 solely by reason of purchasing stock in a corporation whose shares are listed on the New York Stock Exchange, the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotation System, provided that the Shareholder’s beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any class of equity securities in any such corporation is less than 5% of the aggregate number of outstanding shares of such class.

13.2. Noncompete Upon Other Termination of Employment. In the event that a Shareholder’s employment is terminated by the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) for any reason (including an Involuntary Termination) other than a reason described in Section 13.1 (a “Termination”) then such Shareholder agrees with each other Shareholder and with the Company that, after ceasing to be an employee of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)), he will not, directly or indirectly, (i) for a period of three years (two years in the case of an Involuntary Termination prior to the fifth anniversary of such person becoming a Shareholder, four years if the Termination occurs after the fifth anniversary of such person becoming a shareholder and five years if the Termination is after the tenth anniversary of such person becoming a Shareholder) solicit, on behalf of himself or any Person, any Person that is as of the Termination, or has been within one year prior to the Termination, a client of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates to become an investment advisory, brokerage or similar client of the Shareholder or any other Person; (ii) for a period of five years solicit any Person who is as of the Termination, or has been within one year prior to the Termination, an employee of the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates to become an employee of or consultant to the Shareholder or any other Person; or (iii) for a period of two years (three years if the Termination occurs after the fifth anniversary of such person becoming a Shareholder and five years if the Termination occurs after the tenth anniversary of such person becoming a Shareholder) solicit any Person who is a Prospect of the Company (or its directly or indirectly held Affiliates which shall include

Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates to become an investment advisory, brokerage or similar client of the Shareholder or any other Person; provided, however, that the two year period (and only the two year period) referred to in this subclause (iii) shall not apply in the case of an Involuntary Termination prior to the fifth anniversary of such person becoming a Shareholder. In addition, if (A) such Shareholder’s employment is terminated after (i) one year after such Shareholder’s note issued to the person or entity from which he or she acquired his or her Shares is paid in full and provided that (ii) ten million dollars (after any capital contributions required pursuant to this Agreement) has been distributed to the Shareholders after the note issued to the person or entity from which he or she acquired his or her Shares is paid in full, then such employee shall not for a period of six (6) months, directly or indirectly engage in or become interested in, as owner, shareholder, partner, lender, investor, director, officer, employee, consultant, agent, representative or otherwise, any Person engaged in any business competitive with the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates, (B) such Shareholder’s employment is terminated after (i) two years after such Shareholder’s note issued to the person or entity from which he or she acquired his or her Shares is paid in full and provided that (ii) twenty million dollars (after any capital contributions required pursuant to this Agreement) has been distributed to the Shareholders after the note issued to the person or entity from which he or she acquired his or her Shares is paid in full, then such employee shall not for a period of one (1) year, directly or indirectly engage in or become interested in, as owner, shareholder, partner, lender, investor, director, officer, employee, consultant, agent, representative or otherwise, any Person engaged in any business competitive with the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates, (C) such Shareholder’s employment is terminated after (i) three years after such Shareholder’s note issued to the person or entity from which he or she acquired his or her Shares is paid in full and provided that (ii) thirty million dollars (after any capital contributions required pursuant to this Agreement) has been distributed to the Shareholders after the note issued to the person or entity from which he or she acquired his or her Shares is paid in full, then such employee shall not for a period of eighteen (18) months, directly or indirectly engage in or become interested in, as owner, shareholder, partner, lender, investor, director, officer, employee, consultant, agent, representative or otherwise, any Person engaged in any business competitive with the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates, or (D) such Shareholder’s employment is terminated after (i) four years after such Shareholder’s note issued to the person or entity from which he or she acquired his or her Shares is paid in full and provided that (ii) forty million dollars (after any capital contributions required pursuant to this Agreement) has been distributed to the Shareholders after the note issued to the person or entity from which he or she acquired his or her Shares is paid in full, then such employee shall not for a period of two (2) years, directly or indirectly engage in or become interested in, as owner, shareholder, partner, lender, investor, director, officer, employee, consultant, agent, representative or otherwise, any Person engaged in any business competitive with the Company (or its directly or indirectly held Affiliates which shall include Manning & Napier Group, LLC (and its subsidiaries)) or its Affiliates; provided, however, that for purposes of (A), (B), (C) and (D) above, if such Shareholder is an Opter as of an Opt-Out Date the provisions contained in those provisions shall not apply.

13.2.1 Permitted Activities. A Shareholder shall not be deemed to have breached Section 13.2 solely by reason of purchasing stock in a corporation whose shares are listed on the New York Stock Exchange, the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotation System, provided that the Shareholder’s beneficial ownership (as defined in Rule 13d 3 under the Securities Exchange Act of 1934, as amended) of any class of equity securities in any such corporation is less than 5% of the aggregate number of outstanding shares of such class.

13.3. Miscellaneous. While the limitations and restrictions imposed by this Section 13 by the parties upon each other are considered by the parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail to be enforceable for technical reasons unforeseen, and, accordingly, if any of such restrictions shall be adjudged to be void, but would be valid if part of the wording thereof were deleted or the period, if any thereof, reduced or the range of activities or area dealt with thereby reduced in scope, said restriction shall apply with such modifications as may be necessary to make it valid and effective, provided, however, that this Agreement is not thereby rendered fundamentally different in its content or effect.

ARTICLE 14. GENERAL CLOSING TERMS AND CONDITIONS

14.1. Closing. Unless otherwise specified, the closing of any purchase and sale pursuant to this Agreement will be held at the principal offices of the Company at 11:00 A.M. New York City time on the date specified in the notice of election to purchase or sell such Shares which date shall not be less than 10 Business Days or more than 60 Business Days after the date of delivery of such notice.

14.2. Deliveries at Closing. Unless otherwise specified, at the closing of any purchase and sale hereunder, the Transferring party will deliver to the acquiring party stock certificates representing the Shares Transferred free and clear of all Encumbrances, accompanied by duly executed stock powers and any other documents necessary or reasonably requested by the acquiring party to duly Transfer the Shares. If the seller is the Personal Representative of a Shareholder, such seller shall also deliver to the purchaser due evidence of his fiduciary authority. The acquiring party will deliver and pay the purchase price as provided in the purchase agreement pursuant to which such shares have been purchased. Except for attorney’s fees where each party will pay his own attorney and otherwise as provided herein, the acquiring party will pay all expenses and charges of the Transfer of such Shares.

14.3. Agreement to Take All Necessary Steps. Whenever Shareholders, pursuant to this Agreement, purchase Shares, each Transferring Shareholder and the Personal Representatives of any Shareholder shall do all things and execute and deliver all papers as may be reasonably necessary to consummate such purchase or as may be reasonably requested by the acquiring party and will reasonably cooperate during the period prior to the closing so that the Company’s business continues to function in substantially the same manner as it has been functioning prior to the closing.

14.4. Endorsement of Pledge Agreement. To the extent the purchase price for any Shares is paid in whole or in part by the assumption of a note the purchaser shall execute an endorsement to any existing pledge agreement issued to the seller of such Shares agreeing to be bound by the terms of such agreement.

ARTICLE 15. OTHER PROVISIONS

15.1. Repurchase of Shares Agreement. If the Shares of any Shareholder are purchased by any Person (other than Manning or the Company) such Person shall be deemed an Employee and a Shareholder for purposes of this Agreement.

15.2. Confidentiality. Each Shareholder shall keep confidential and not disclose to any other Person or use any confidential information (as defined in Section 15.2.1) while a Shareholder and thereafter. This Section 15.2 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to the Company prior to making any disclosure and the Shareholder cooperates as the Company may reasonably request in resisting such disclosure. In addition this Section 15.2 shall not be violated by disclosure of certain financial information as required in connection with and as a result of any sale of Shares contemplated by this Agreement.

15.2.1 Confidential Information. For purposes of this Agreement, “confidential information” means any information concerning or related to the Company or its Affiliates and the business conducted by them, except for such information which is a matter of public record. By way of example and not limitation, “confidential information” includes all trade secrets, customer lists, financial data, product information, forms of organization, procedures, computer software, investment strategies, screens and pricing disciplines, business or investment methodologies, source codes, prices or plans and includes the terms of the Related Shareholders Agreements, this Agreement and any other agreements related to the Company.

15.3. Return of Documents. All records, papers and other documents received or made by the Shareholder which concern or relate to the Company or its Affiliates or the business conducted by them are the property of the Company. At any time upon request, and in any event not later than the date on which the Shareholder is no longer an employee of the Company, the Shareholder will promptly deliver all copies of such records, papers and other documents to the Company.

ARTICLE 16. RELATED ARRANGEMENTS

The Shareholders are shareholders or members of the entities listed on Schedule B and are parties to the Related Shareholders Agreements. Reference is hereby made to the provisions of the Related Shareholders Agreements requiring a sale of shares or interests of the entities upon a sale of Shares by Manning or any Employee pursuant to the terms of this Agreement.

ARTICLE 17. AGREEMENT BY THE COMPANY

The Company hereby agrees that (1) insofar as is proper or required, it consents to the provisions of this Agreement; (2) it will not transfer or reissue any of its shares in violation of this Agreement or without requiring proof of compliance with this Agreement; and (3) all share certificates issued by the Company while this Agreement remains in force shall contain the share legend set forth in Section 4.4.

ARTICLE 18. NOTICES

All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) when sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed by first class prepaid registered or certified mail, return receipt requested, (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or by such other means as the parties may agree from time to time or (d) five (5) Business Days after being mailed, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate addresses, and telecopier numbers set forth on the signature pages attached to this agreement (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties).

ARTICLE 19. ARBITRATION

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration to be held in the City of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et seq., and the parties to this Agreement consent to the jurisdiction of the New York courts for this purpose. Any process or other papers under this provision may be served outside New York State in the same manner provided with respect to notices under this Agreement, provided a reasonable time for appearance or response is allowed. Each party to the arbitration shall appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator.

(b) The parties shall be afforded reasonable prehearing disclosure of relevant information.

(c) Each party to the arbitration shall have one day to present its case to the arbitrators and the arbitrators shall be instructed to make their award no later than 30 days after the date of the closing of the hearing.

(d) The arbitrators may provide that the costs, expenses and attorneys’ fees incurred by the prevailing party in connection with the proceeding will be paid, in part or full, by the other party to the arbitration.

(e) The parties will be entitled to injunctive relief to restrain any breach or threatened breach of this Agreement pending the resolution of a dispute pursuant to this Article 19, and no bond or other security will be required in connection with such injunctive relief.

ARTICLE 20. COMPANY REDEMPTIONS

20.1. Redemptions In General. The Company’s primary asset shall be its ownership interest in M & N Group Holdings, LLC, whose primary asset shall be its ownership in the units of Manning and Napier Group, LLC. Each year beginning with the calendar year 2013 the Shareholders (other than Manning) shall be entitled to have redeemed by the Company a portion of their Vested Shares. The mechanism for effectuating such redemption shall be that the Shareholders (other than Manning) shall have an annual subscription period in the first Quarter of each such calendar year, whereby each Shareholder (other than Manning) shall inform the Company of how many Vested Shares such Shareholder would like to have redeemed and if the total Vested Shares that the Shareholders (other than Manning) wish to have redeemed is in excess of what is allowed under the General Limit (as defined below), then each such Shareholder who wishes to be redeemed shall have his or her Vested Shares redeemed by the Company based on his or her pro rata percentage (based on Vested Shares) of the General Limit. The procedure of such annual subscription period shall be determined by the CEO. After the Company has determined the amount, if any, of Shares that are to be redeemed the Company shall direct M&N Group Holdings, LLC to cause there to be a Interim Capital Transaction (as such term is defined in the M&N Group Holdings, LLC operating agreement) in an amount sufficient to redeem a number of units of M&N Group Holdings, LLC that will allow the Company to redeem the Vested Shares that have been requested to be redeemed and that are within the General Limit. For purposes of this Agreement the “General Limit” shall be equal to one and one-half percent (1.5%) of the outstanding number of shares of Manning & Napier, Inc. assuming all of the holder’s of Manning and Napier Group, LLC units convert into shares of Manning & Napier, Inc. as of the time of the initial public offering of Manning & Napier, Inc.; provided, however, that the Board may increase the General Limit to allow for additional redemptions at its sole and absolute discretion; further provided, however, that if any Shareholder (other than Manning) shall die, his estate or heirs shall be entitled to request the Company to redeem all of such Shareholder’s Vested Shares (without reduction to the General Limit). For illustrative purposes only, if there is 100,000,000 units of Manning & Napier Group, LLC outstanding at the time of the initial public offering of Manning & Napier, Inc., then the General Limit shall be based on a sale 1,500,000 units of Manning & Napier Group, LLC. Therefore, if all of the Shareholders’ (other than Manning) indirect ownership in the Manning & Napier Group, LLC’s units is 30,000,000 units, then 5% of each Shareholder’s (other than Manning) Vested Shares may be redeemed annually. If any Shareholder (other than Manning) does not wish to have 5% of his or her Vested Shares redeemed in any year then the other Shareholders (other than Manning) shall be allowed to have redeemed additional Vested Shares pro rata.

Notwithstanding the previous paragraph, to the extent Shareholders (other than Manning) have availed themselves of a similar provision of a Related Shareholders Agreement, the General Limit shall be reduced by an amount equal to what was sold pursuant to those Related Shareholders Agreements.

The purchase price that the Company shall pay a Shareholder for his or her Vested Shares that are subject to redemption shall be equal to the amount the Company receives (less any ordinary and necessary expenses incurred by the Company to effectuate such redemption) from M&N Group Holdings, LLC as a result of the Interim Capital Transaction with respect to the Shares of such Shareholder that is the subject of the redemption.

20.2. Additional Sale Rights.

20.2.1 Manning, subject to the limitations contained in any other agreement, shall have the right, at any time, to cause the Company to direct M&N Group Holdings, LLC to cause there to be a Interim Capital Transaction in an amount sufficient to redeem a number of units of M&N Group Holdings, LLC that will allow the Company to redeem the Shares that Manning has requested to be redeemed.

20.2.2 In addition to the General Limit provided in Section 20.1 above, to the extent Manning shall sell any of his direct or indirect ownership interest in Manning and Napier Group, LLC the Shareholders shall have the right to have a similar percentage of their Shares redeemed by the Company by increasing the General Limit, for such year, contained in Section 20.1.

20.3. Additional Provisions Related To Redemptions and Certain Other Matters.

20.3.1 The Company shall not hypothecate, mortgage, pledge or otherwise transfer its rights and obligations with respect to payments due under an Interim Capital Transaction until the Company’s liquidation.

20.3.2 The Company shall (i) except as otherwise required by the Code, use the cash method of accounting for federal income tax purposes and (ii) elect out of the installment sale treatment under Code Section 453(d) and Treasury Regulation Section 15A.453-1(c)(1) with respect to any redemption of units in M&N Group Holdings, LLC it owns.

20.3.3 Upon the redemption of a share of the Company stock (for avoidance of any doubt, excluding a purchase under Article 7 or 8 of this Agreement), as consideration for the stock redeemed, the Company shall pay to the redeeming shareholder at the end of each calendar quarter, beginning with the calendar quarter in which the redemption is effective, an amount equal to the sum of all payments received from M&N Group Holdings, LLC (including, without limitations, payments received by the Company under the TRA Agreement) during such calendar quarter, attributable to the related Interim Capital Transaction

20.3.4 The Company’s obligation to make the consideration described in Section 20.3.3 with respect to a redemption shall not be evidenced by a note or another instrument transferable by the redeeming shareholder.

20.3.5 The Company’s obligation to pay the consideration described in Section 20.3.3 shall not be secured by the Company’s right to payments from M&N Group Holdings, LLC, with respect to the related Interim Capital Transaction.

20.3.6 The shareholders agree, by requesting a redemption of shares of the Company stock, that they shall elect out of the installment sale treatment under Code Section

453(d) and Treasury Regulation Section 15A.453-1(c)(1) with respect to, if applicable, the redemption.

ARTICLE 21. DEATH OF MANNING

Upon the death of Manning, the Company, in consultation with Manning’s estate shall determine whether it is tax efficient to liquidate the Company and to distribute the remaining assets of the Company, pro rata, to the Shareholders. In the event it is determined that a liquidation of the Company is in the best interest of the Manning Estate then (i) the operating agreement of M&N Group Holdings, LLC shall be amended to contain provisions that are substantially similar to the provisions of this Agreement to effectuate the intent of this Agreement, (ii) the Company shall be liquidated and (iii) the General Limit for such year shall be increased to allow the Shareholders (other than Manning) the ability to have redeemed additional Vested Shares to afford such Shareholders the ability to pay all income taxes resulting for the liquidation of the Company.

ARTICLE 22. MISCELLANEOUS

22.1. Section Headings. The section and clause headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.2. Waivers and Amendments. Notwithstanding any other provision of this Agreement, this Agreement may be modified or amended by either (1) (a) for so long as Manning is a Shareholder, a written consent signed by (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof, whether such Shares are still owned by Manning) and (ii) Manning and (b) if Manning is no longer a Shareholder, a written consent signed by (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof) and (ii) those Persons owning more than 50% of the Outstanding Shares owned by Manning as of the date hereof or (2) (a) for so long as Manning is a Shareholder, an oral resolution adopted by (x) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof, whether such Shares are still owned by Manning) and (y) Manning, at a Meeting (as defined below) thereof and certified to by an officer of the Company and (b) if Manning is no longer a Shareholder, a oral resolution adopted by (i) Shareholders owning more than 50% of the Outstanding Shares (excluding the Outstanding Shares owned by Manning as of the date hereof) and (ii) those Persons owning more than 50% of the Outstanding Shares owned by Manning as of the date hereof, at a Meeting (as defined below) thereof and certified to by an officer of the Company. The Company may, whenever desired, integrate into a single instrument all of the provisions of this Agreement as so amended or modified. For purposes of this Section 22.2, the term “Meeting” shall mean a meeting (which may be attended in person, by telephone or by written proxy) called by such Shareholder(s) who own at least 50% of the Outstanding Shares by written notice (which may include facsimile or e-mail) at least 3 Business Days before such meeting. No such modification or amendment shall require the consent or approval of the Company. The Shareholders shall to the extent necessary take any and all actions required to effectuate such modifications or amendments, including, without limitation, approving amendments or modifications to the Certificate of Incorporation The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

22.3. Entire Agreement. This Agreement and the Related Shareholders Agreements supersede all prior agreements among the parties with respect to their subject matter and are intended, with the documents referred to herein and therein, as a complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof and thereof.

22.4. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect and, if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

22.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

22.6. Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

22.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties’ respective legal representatives, successors, heirs, distributees, testamentary beneficiaries and personal representatives. No party may assign any rights or delegate any of its duties under this Agreement.

22.8. Further Assurances. The parties hereto agree to do such further acts and things as are necessary or advisable to carry into effect the purposes of this Agreement to better assure and confirm unto the other parties hereto such parties’ rights hereunder, subject to the limitations set forth in this Agreement.

22.8.1 In furtherance of the foregoing, whenever the Shareholders shall, pursuant to this Agreement, purchase Shares, each transferring Shareholder and the Personal Representatives of any deceased or incompetent Shareholder shall do all things and execute and deliver all papers as may be reasonably necessary to consummate such purchase or as may be reasonably requested by the acquiring parties and shall reasonably cooperate during the period prior to the closing so that the Company’s business continues to function in substantially the same manner as it has been functioning prior to the closing.

22.9. No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective permitted Personal Representatives,

successors and assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

22.10. References. All references to “corporation(s)” shall be deemed to include “entity(ies)”, all references to “share(s)” or “stock” shall be deemed to include “interest(s)”, all references to “shareholder(s)” shall be deemed to include “member(s)” or “partner(s)” and all references to “shareholders agreement(s)” shall be deemed to include “operating agreement(s).”

SIGNATURE PAGES TO FOLLOW

Address for Notices under Article 18:

c/o MNA Advisors, Inc. 290 Woodcliff Drive Fairport, New York 14450 Telecopier No.: (585) 325-5143 Attention: William Manning

with copies to:

Herrick, Feinstein LLP 2 Park Avenue 21st Floor New York, New York 10016 Telecopier No.: 212-545-3410 Attention: Harold Levine, Esq.

M&N ADVISORY ADVANTAGE CORPORATION

By:	/s/ Richard B. Yates

Name: Richard B. Yates Title: Corporate Secretary

Address for Notices under Article 18:

William Manning 11 Bristol View Drive Fairport, New York 14450

with copies to:

Herrick, Feinstein LLP 2 Park Avenue 21st Floor New York, New York 10016 Telecopier No.: 212-545-3410 Attention: Harold Levine, Esq.

/s/ WILLIAM MANNING

WILLIAM MANNING

Address for Notices under Article 18:

B. Reuben Auspitz 36 Buttermilk Hill Rd. Pittsford, New York 14534

with copies to:

Garvey Schubert Barer 1000 Potomac Street, N.W. Fifth Floor Washington, D.C. 20007-3501 Telecopier No.: 202-965-1729 Attention: William D. Simon, Esq.

/s/ B. REUBEN AUSPITZ

B. REUBEN AUSPITZ

Address for Notices under Article 18:

Gary Henderson 40 Royale Drive Fairport, New York 14450

with copies to:

Garvey Schubert Barer 1000 Potomac Street, N.W. Fifth Floor Washington, D.C. 20007-3501 Telecopier No.: 202-965-1729 Attention: William D. Simon, Esq.

/s/ GARY HENDERSON

GARY HENDERSON

Address for Notices under Article 18:

Patrick Cunningham 18 Parkview Manor Circle Honeoye Falls, New York 14472

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ PATRICK CUNNINGHAM

PATRICK CUNNINGHAM

Address for Notices under Article 18:

Jeffrey A. Herrmann 200 2nd Avenue South #511 St. Petersburg, Florida 33701

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ JEFFREY A. HERRMANN

JEFFREY A. HERRMANN

Address for Notices under Article 18:

Jeffrey S. Coons 14 Whitestone Lane Rochester, New York 14618

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ JEFFREY S. COONS

JEFFREY S. COONS

Address for Notices under Article 18:

Michael J. Magiera 7 Turnberry Lane Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ MICHAEL J. MAGIERA

MICHAEL J. MAGIERA

Address for Notices under Article 18:

Beth H. Galusha 6 Carriage Court Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ BETH H. GALUSHA

BETH H. GALUSHA

Address for Notices under Article 18:

George J. Nobilski 417 French Road Rochester, New York 14618

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ GEORGE J. NOBILSKI

GEORGE J. NOBILSKI

Address for Notices under Article 18:

Jack W. Bauer 11 Pond Meadow Rochester, New York 14624

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ JACK W. BAUER

JACK W. BAUER

Address for Notices under Article 18:

Charles H. Stamey 470 Coffee Pot Riviera NE St. Petersburg, Florida 33704

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ CHARLES H. STAMEY

CHARLES H. STAMEY

Address for Notices under Article 18:

Marc D. Tommasi 36 Wenham Drive Pittsford, New York 14534

with copies to:

Phillips Lytle Hitchcock Blaine & Huber, LLP 1400 First Federal Plaza Rochester, New York 14614 Attention: Lisa Powers, Esq.

/s/ MARC D. TOMMASI

MARC D. TOMMASI

Address for Notices under Article 18:

Antony Desorbo 8429 Hobnail Road Manilus, New York 13104

with copies to:

Frank J. Patyi, Esq. Bond, Schoeneck & King, PLLC One Lincoln Center Syracuse, New York 13202

/s/ ANTONY DESORBO

ANTONY DESORBO

Address for Notices under Article 18:

Brian Gambill 6750 Falcon’s Point Victor, New York 14564

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ BRIAN GAMBILL

BRIAN GAMBILL

Address for Notices under Article 18:

Brian Lester 80 Deer Creek Road Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ BRIAN LESTER

BRIAN LESTER

Address for Notices under Article 18:

Christian Andreach 4048 East Avenue Rochester, New York 14618

with copies to:

Mr. Joseph A. Cullen, Esq. Stark & Stark P.O. Box 1500 Newtown, PA 18940

/s/ CHRISTIAN ANDREACH

CHRISTIAN ANDREACH

Address for Notices under Article 18:

Christopher Cummings 5 Mendonshire Drive Honeoye Falls, New York 14472

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ CHRISTOPHER CUMMINGS

CHRISTOPHER CUMMINGS

Address for Notices under Article 18:

Kathryn Maurer 93 Country Down Circle Fairport, New York 14450

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

/s/ KATHRYN MAURER

KATHRYN MAURER

Address for Notices under Article 18:

Virge Trotter 18 Mandalay Ridge Pittsford, New York 14534

with copies to:

Tyler J. Savage, Esq. Woods Oviatt Gilman 700 Crossroads Bldg Two State Street Rochester, New York 14614 Telecopier No.: 585-454-3968

/s/ VIRGE TROTTER

VIRGE TROTTER

Address for Notices under Article 18:

Christine M. Glavin 30 Turning Leaf Lane Rochester, New York 14612

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ CHRISTINE M. GLAVIN

CHRISTINE M. GLAVIN

Address for Notices under Article 18:

Michael Platania 331 Chelsea Meadows W. Henrietta, New York 14586

with copies to:

George H. Gray, Esq. Gray & Feldman LIR 625 Panorama Trail Rochester, New York 14625

/s/ MICHAEL PLATANIA

MICHAEL PLATANIA

Address for Notices under Article 18:

Justin T. Goldman 295 Ashley Drive Rochester, New York 14620

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ JUSTIN T. GOLDMAN

JUSTIN T. GOLDMAN

Address for Notices under Article 18:

David C. Roewer 259 Longbranch Drive Dublin, Ohio 43017

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ DAVID C. ROEWER

DAVID C. ROEWER

Address for Notices under Article 18:

Jeffrey W. Donlon 79 Mahogany Run Pittsford, New York 14534

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ JEFFREY W. DONLON

JEFFREY W. DONLON

Address for Notices under Article 18:

Scott Pilchard 5229 East Palo Verde Place Paradise Valley, AZ 85253

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ SCOTT PILCHARD

SCOTT PILCHARD

Address for Notices under Article 18:

Richard B. Yates 5 Pickwick Drive Rochester, New York 14618

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ RICHARD B. YATES

RICHARD B. YATES

Address for Notices under Article 18:

Kristin Castner 70 Mahogany Run Pittsford, NY 14534

with copies to:

Lisa B. Morris, Esq. 1577 W. Ridge Road Rochester, NY 14615

/s/ KRISTIN CASTNER

KRISTIN CASTNER

Address for Notices under Article 18:

Timothy Willis 7616 Golden Wheat Lane Westerville, Ohio 43082

with copies to:

Daniel J. Chiacchia Chiacchia & Flaming 5113 South Park Avenue Hamburg, New York 14075

/s/ TIMOTHY WILLIS

TIMOTHY WILLIS

Address for Notices under Article 18:

Sean J. Yarton 24 Portofino Circle Henrietta, NY 14467

with copies to:

Michael T. Harren Chamberlain D’Amanda 1600 Crossroads BuildingSY Two State Street Rochester, NY 14614-1397

/s/ SEAN J. YARTON

SEAN J. YARTON

Address for Notices under Article 18:

Paul R. Smith 7 Persimmon Drive Penfield, New York 14526

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ PAUL R. SMITH

PAUL R. SMITH

Address for Notices under Article 18:

James T. Herbst 2 Latour Manor Fairport, New York 14450

with copies to:

Michael T. Harren Chamberlain D’Amanda 1600 Crossroads Building Two State Street Rochester, New York 14614-1397 Fax: 585-232-3882

/s/ JAMES T. HERBST

JAMES T. HERBST

Address for Notices under Article 18:

Otto Odendahl 510 Elder Lane Winnetka, IL 60093

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ OTTO ODENDAHL

OTTO ODENDAHL

Address for Notices under Article 18:

Robert Conrad 1504 Stone Court Westlake, Ohio 44145

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

/s/ ROBERT CONRAD

ROBERT CONRAD

Address for Notices under Article 18:

Samuel B. Drost 1404 Hampton Lane Plano, Texas 75075

with copies to:

/s/ SAMUEL B. DROST

SAMUEL B. DROST

Address for Notices under Article 18:

Christopher Long 197 Grandmar Chase NW Canton, GA 30115

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ CHRISTOPHER LONG

CHRISTOPHER LONG

Address for Notices under Article 18:

Jeffrey M. Tyburski 18 Misty Pine Road Fairport, New York 14450

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ JEFFREY M. TYBURSKI

JEFFREY M. TYBURSKI

Address for Notices under Article 18:

Jodi L. Hedberg 3 Jade Creek Hilton, New York 14468

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ JODI L. HEDBERG

JODI L. HEDBERG

Address for Notices under Article 18:

Michele R. McGinn 30 Park Forest Drive Pittsford, NY 14534

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ MICHELE R. MCGINN

MICHELE R. MCGINN

Address for Notices under Article 18:

Michele T. Mosca 11 Shadow Creek Penfield, New York 14526

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

/s/ MICHELE T. MOSCA

MICHELE T. MOSCA

Address for Notices under Article 18:

Robert Pickels 81 Mahogany Run Pittsford, New York 14534

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ ROBERT PICKELS

ROBERT PICKELS

Address for Notices under Article 18:

Jason Lisiak 1422 Harbour Walk Road Tampa, Florida 33602

with copies to:

Annoj M. Thakrar Grotefeld & Hoffmann, LLP 180 N. LaSalle Street, Suite 1810 Chicago, IL 60601

/s/ JASON LISIAK

JASON LISIAK

Address for Notices under Article 18:

Jay Welles 5 Windham Circle Mendon, New York 14506

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

/s/ JAY WELLES

JAY WELLES

Address for Notices under Article 18:

Eric Daniels 219 West Avenue Rochester, New York 14611

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ ERIC DANIELS

ERIC DANIELS

Address for Notices under Article 18:

Christopher F. Petrosino 264 Oakdale Drive Rochester, New York 14618

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ CHRISTOPHER F. PETROSINO

CHRISTOPHER F. PETROSINO

Address for Notices under Article 18:

Sammy Azzouz 39 Chadwick Manor Fairport, New York 14450

with copies to:

/s/ SAMMY AZZOUZ

SAMMY AZZOUZ

Address for Notices under Article 18:

Mark Macpherson 10 Dunnewood Court Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

/s/ MARK MACPHERSON

MARK MACPHERSON

Address for Notices under Article 18:

Keith Harwood 3321 Dandelion Trail Canandaigua, New York 14424

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ KEITH HARWOOD

KEITH HARWOOD

Address for Notices under Article 18:

Ajay Sadarangani 2141-H East Avenue Rochester, New York 14610

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

/s/ AJAY SADARANGANI

AJAY SADARANGANI

SCHEDULE A

(1)	A shareholders agreement dated as of December 31, 2002, as amended, among them and MNA.

(2)	A shareholders agreement dated as of December 31, 2002, as amended, among them and MNAO.

(3)	An operating agreement dated as of December 31, 2002, as amended, among them and MNCC.

Schedule B

MNA

MNAO

MNCC

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B

AMENDED AND RESTATED BY-LAWS